Exhibit 10.12

May 31, 2023

Mstone Partners Healthcare Limited (“Mstone”)

Unit 312, 3/F Great Eagle Centre

23 Harbour Road, Wanchai

Hong Kong

Re:	Letter Agreement, dated November 30, 2021, by and between Mstone and Polaryx Therapeutics, Inc. (the “Services Agreement”)

Dear Sirs,

This letter agreement amends the above-referenced Services Agreement, pursuant to which Mstone provides certain support and business development-related services to the Company. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Services Agreement.

As the Parties have discussed, the Company wishes to preserve capital for operating and clinical development expenses. Accordingly, Mstone has agreed to forego 50% of all fees incurred under the Services Agreement starting from June 1, 2023 for a period of 12 months. Furthermore, any fees incurred since November 30, 2021 has not been paid to Mstone. In lieu of such Fees that would otherwise be payable in cash under the Services Agreement and pursuant to the Board of Directors meeting as of May 29, 2023, the Company has agreed to issue 5,000,000 shares of the Company’s common stock as its compensation shares.

The shares of common stock issuable upon achievement of the foregoing milestones will be issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Mstone represents and warrants that it is an “accredited investor”, as set forth in Regulation D issued under the Securities Act.

May 31, 2023

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We appreciate Mstone’s contributions to the Company’s development and success.

Very truly yours,

Polaryx Therapeutics, Inc.

By:	/s/ Andrew O
Name:	Andrew O
Title:	Director

ACCEPTED AND AGREED:

Mstone Partners Healthcare Limited

By:	/s/ Alex Keun Mo Yang
Name:	Alex Keun Mo Yang
Title:	Director